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                                                                 Exhibit (d)(73)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

     Amendment dated as of July 1, 2003 to the Investment Sub-Advisory Agreement between SEI Investments Management Corporation (the "Adviser") and Morgan Stanley Investment Management Inc. (the "Sub-Adviser") with respect to the SEI Institutional Investments Trust's International Equity Portfolio (the "Portfolio").

                                   WITNESSETH:

     WHEREAS, Adviser and Sub-Adviser have entered into an Investment Sub-Advisory Agreement (the "Agreement") dated October 1, 2001, pursuant to which the Sub-Adviser renders investment sub-advisory services to the Portfolio;

     WHEREAS, Section 1(h) of the Agreement provides that (i) the Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held as Assets in the Portfolio; and (ii) the Adviser shall instruct the custodian and other parties providing services to the Portfolio to promptly forward misdirected proxies to the Sub-Adviser;

     WHEREAS, the Adviser and the Sub-Adviser desire to amend Section 1(h) of the Agreement for the purpose of revising the duties and responsibilities of the Adviser and Sub-Adviser with regard to reviewing proxy solicitation materials and responsibility for voting and handling proxies in relation to the securities held as Assets in the Portfolio; and

     WHEREAS, the Adviser and Sub-Adviser also desire to amend certain provisions of the Agreement to reflect amendments by the U.S. Securities and Exchange Commission to Rules 10f-3, 12d3-1 and 17e-1 and adoption of new Rule 17a-10 under the Investment Company Act of 1940, as amended.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

     Section 1(h) of the Agreement is amended and restated as follows:

     (h) (i) Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Portfolio. If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

          (ii) The Sub-Adviser hereby agrees that upon 60 days' written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in the Portfolio. As of the time as the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall

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               instruct the custodian and other parties providing services to the Portfolio to promptly forward misdirected proxies to the Sub-Adviser.

     Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's control affiliates, partners, officers or employees.

     The following paragraph is added to the Agreement as Section 1(j):

     (j) In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Portfolio or a sub-adviser to a portfolio that is under common control with the Portfolio concerning the Assets, except as permitted by Rule 12d3-1 under the 1940 Act and the policies and procedures of the Portfolio. The Sub-Adviser shall not provide investment advice to any assets of the Portfolio other than the Assets.

     Except as expressly superseded or modified by this Amendment, the terms and provisions of the Agreement shall continue to apply with full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

SEI INVESTMENTS MANAGEMENT CORPORATION    MORGAN STANLEY INVESTMENT MANAGEMENT
                                          INC.

By:    /s/ Todd Cipperman                 By:    /s/ John Pak
       ------------------------------            -------------------------------
Name:  Todd Cipperman                     Name:  John Pak
       ------------------------------            -------------------------------
Title: Senior Vice President              Title: Executive Director
       ------------------------------            -------------------------------

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